Exhibit 10.1.jj

AGREEMENT

          This Agreement is made and entered into by and between GREAT PLAINS ENERGY INCORPORATED (hereinafter the "Company") and ANDREA F. BIELSKER (hereinafter the "Executive"). In consideration of the mutual promises set forth herein, the parties agree as follows:

          1.          Executive has submitted her resignation from employment with the Company, and she resigns effective March 25, 2005 (hereinafter referred to as Executive's "Resignation Date") from her position as Vice President and Chief Financial Officer ("CFO") of Company and its affiliates and subsidiaries. Until her Resignation Date, Executive covenants to continue to perform her duties as Vice President and CFO and to assist in the transition of the CFO's responsibilities to applicable Company personnel.

          a.          After the Resignation Date, in accordance with the Company's normal policy, Company shall pay Executive a lump sum cash payment of all unpaid salary and any accrued but unused vacation days owed to Executive as of her Resignation Date.

          b.          Executive shall also remain entitled to payment of any annual incentive award, pursuant to Company's Annual Incentive Plan and attributable to calendar year 2004, if such award has not been paid to Executive prior to her Resignation Date. The amount of such annual incentive award shall be paid in accordance with the annual incentive plan in effect for calendar year 2004, and Executive's eligibility for such award shall in no way be affected by whether she has actually terminated prior to payment of such annual incentive award.

          c.          Executive shall be entitled to receive benefits under Company's plans and programs in accordance with the terms of such plans and programs. Such entitlement shall include, but not necessarily be limited to, vested retirement benefits under the Management Pension Plan and Supplemental Executive Retirement Plan, the Employee Savings Plus Plan, the Capital Accumulation Plan, and the Deferred Compensation Plan.

          2.          Executive shall provide such consulting services as the Company may desire from Executive's Resignation Date until May 1, 2005. Executive and Company agree that Executive is not entitled to, and shall not receive, any additional consideration or compensation for such consulting services. Company shall reimburse Executive for reasonable expenditures associated with such consulting services.

          3.          On March 25, 2005, Company shall also pay to Executive by wire transfer a lump sum cash payment of One Million One Hundred and Eighty-Five Thousand Dollars ($1,185,000), less applicable federal, state, and local tax or other withholdings. Executive acknowledges and agrees that she is responsible for all federal, state, and local income or earnings taxes, the Executive's portion of any employment taxes. In consideration for amounts received under this Agreement, Executive voluntarily releases and discharges the Company, its affiliates, or its subsidiaries (and each of their agents, officers, directors, employees, and former employees), of and from all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which the Executive may have had, or may now have, arising from or in any connected with Executive's employment by Company and her resignation from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, the Executive specifically releases the above persons and entities from any and all claims, demands, counterclaims, liabilities, obligations, causes of action or suits arising:

          a.          Out of or in any manner related to the employment or termination of the Executive; or

          b.          Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (section symbol) 2000e-5; or

          c.          Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. (section symbol) 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

          d.          Under the Americans With Disabilities Act of 1990, 42 U.S.C. Subsection 12101, et seq.; or

          e.          Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

          f.          Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

          g.          Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

          h.          Under the provisions of any state or local wage and hour law or ordinance; or

          i.          Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

          j.          Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo., 290.140; or

          k.          Under the Equal Pay Act of 1963, as amended; or

          l.          Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended; or

          m.          Under the Severance Agreement dated November 1, 1997, as later amended and/or restated.

          4.          In the event that a trading window for GXP stock has not been opened for GXP Executives on or before March 25, 2005, the Company shall also pay to Executive a lump sum of $122,900 (less applicable federal, state and local tax or other withholdings) representing the difference between the exercise price of $25.55 per share and $31.00 for the 2001 option grant of 8,000 shares and the difference between the exercise price of $24.90 and $31.00 for the 2002 option grant of 13,000 shares.

          5.          The Company hereby releases and forever discharges Executive from any and all liability, claims, and charges, for services Executive has performed prior to her Resignation Date. In addition, this Agreement will not cause the termination of or extinguish Executive's rights, under the indemnification agreement, dated January 1, 1996, as amended October 1, 2001, between Executive and Company.

          6.          Executive shall have no duty to seek other employment or mitigate any payments or benefits granted under this agreement. Furthermore, should Executive obtain comparable employment, such employment shall not be deemed to mitigate any payments or benefits provided in this agreement except as specifically provided herein.

          7.          Executive agrees that any and all Company property in her possession shall be returned on her Resignation Date.

          8.          Executive covenants and agrees that all prior agreements relating to confidentiality of proprietary Company information and trade secrets which Executive has gained knowledge of through her employment shall remain in effect and survive this agreement. The terms "confidential information" and "trade secrets" shall not be deemed to include information that is accessible to or otherwise known by the public.

          9.          The parties agree and covenant that they will not disparage one another for any reason, or make any comments that might be harmful to the other party's reputation. This includes any reference to Executive's competency or ability. Company agrees to provide positive employment or other recommendations upon Executive's request.

          10.          The Company has advised the Executive to consult with counsel prior to the execution of this Agreement, and the parties hereto acknowledge that they have fully read and considered the contents of this release, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. The parties fully, completely, and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.

          11.          This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.

          12.          This Agreement contains the entire agreement between the Executive and Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the parties to be bound.

          13.          The provisions of this Agreement are severable, and if any paragraph or part of any paragraph is found to be unenforceable or inoperable, then other paragraphs or the remainder of the particular paragraph, whichever applies, shall remain fully valid and enforceable.

          14.          The Executive acknowledges that she has been advised and recognizes that she has twenty-one (21) days from March 3, 2005, the date this Agreement was hand-delivered to the Employee, within which to consider this Agreement; and she has chosen to execute this Agreement on the date appearing below. Executive additionally acknowledges that she has consulted with able and competent counsel regarding the terms and execution of this Agreement, and has had ample time and opportunity to do so.

          THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, THAT SHE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT SHE EXECUTES THE SAME AS HER OWN FREE ACT AND DEED. FURTHERMORE, IT IS AGREED THAT SHE SHALL HAVE THE RIGHT TO REVOKE ASSENT TO THIS AGREEMENT BY WRITTEN NOTICE TO THE CHIEF EXECUTIVE OFFICER OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED.

GREAT PLAINS ENERGY INCORPORATED

By: /s/Michael J. Chesser
Name  Michael J. Chesser
Title    Chairman and CEO

ANDREA F. BIELSKER

By: /s/Andrea F. Bielsker
Andrea F. Bielsker

Dated:  March 4, 2005